EXHIBIT 10.22

GLOBALOPTIONS GROUP, INC.
75 Rockefeller Plaza  27th Floor
New York, NY  10019
December 14, 2010

Jeff Nyweide, CFO and E.V.P. Corp. Dev.
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY  10019

Re:        Your Employment Agreement dated July 30, 2007, amended August 13, 2009, and amended May 12, 2010 (collectively the “Agreement”; capitalized terms used herein without definitions have the meanings specified in the Agreement)

Dear Jeff:

Given the timing of the recent closings of the sale transactions and the escrow arrangements in place and in order to ensure a smooth wind down of the Company, the Company desires that you continue to serve as Chief Financial Officer, Executive Vice President, and Secretary through July 31, 2012 rather than through January 31, 2012 as contemplated by the May 12, 2010 amendment.  This letter is to modify and clarify the Agreement, effective as of the date written above.  Accordingly, the following modifications and clarifications are made to the Agreement, effective as of the date written above:

1.
The parties hereby acknowledge that the current term of your employment was extended to January 31, 2012 by the operative provisions contained in Section 1 of the Agreement, subject to earlier termination, amendment or automatic extension as contemplated therein. Accordingly, Section 1 is amended by replacing the words eighteen (18) months from the date of such Sales Event with the following: “July 31, 2012.”  Further, the last two sentences of Section 1 shall be amended and restated as follows:

“The Company has the option to continue the Term beyond July 31, 2012 from the date of the Sales Event, on a month to month basis, under the same terms and conditions, provided however, the monthly base salary payment shall be $20,000 per month.  Notwithstanding anything to the contrary contained herein, the reduction of the Employee’s working time and efforts described herein after a Sales Event is not intended to constitute a “separation from service” as defined in Section 409A of the Code; provided, however that such a separation from service is expected to occur on January 31, 2012 as defined under Section 409A of the Code.

2.	Section 2 is hereby amended and restated as follows:

Salary; Retention Arrangement.  (a) Effective as of January 1, 2009 and for eighteen (18) months after the Sales Event (“Post 18 Month Period”) the Company shall pay you a base salary per month in the amount of $31,250, payable on the first of each month, in arrears and all other payments and benefits provided for in the Agreement, including Section 4 hereof at a level equivalent to the level in effect on the date of the Letter Amendment (the “Amendment”) dated May 12, 2010 (as it may be increased (but not decreased) in the discretion of the Compensation Committee, “Base Salary”). Given that as stated above your duties are intended to substantially diminish after the Post 18 Month Period for the period of six (6) months after the Post 18 Month Period (the “Part-Time Period”), you shall receive a base salary per month of $15,000, payable on the first of each month, in arrears and all other payment and benefits provided in the Agreement, including Section 4 hereof at the level described above (the “Benefits”). For the sake of clarity, an equivalent level of benefit means that the share of the premium to be paid by Employee shall not exceed the premium on such date and the level of benefit coverage will not be less than what was provided.  From the date hereof, the Base Salary and Benefit payments under this Section shall be on the first of each month for the remaining term of this Agreement.   In addition to the Base Salary, you shall receive a performance bonus in the amount of $150,000 of which one half shall be payable at the date of the Sales Event and the remaining one half payable three months from the date of the Sales Event. Additionally, during the twenty four (24) month period following the Sales Event, the Company agrees to maintain an office for the Employee’s use with appropriate levels of staffing and professional services to continue the effective operation, or winding down, as applicable, of the Company during this period. If the Company elects to extend the term beyond the 24 month period, the base salary shall be $20,000 per month and all other payments and Benefits shall continue.  For the avoidance of doubt, at such time as Employee has a “separation from service”, as defined under Section 409A of the Code, which is anticipated to be January 31, 2012, the amounts held in the rabbi trust for Employee (consistent with the terms of the Agreement) shall be paid to Employee in accordance with Sections 6A and 26.

(b) In addition to the foregoing, as an inducement for you to remain in the employ of the Company, you shall earn a cash bonus upon the final sale and closing of the fourth division of the Company in the amount of $250,000, payable one half ten days after the sale of the fourth division, one half on January 31, 2012 (the end of the Term as contemplated by the May 2010 amendment). Notwithstanding anything contained in this Agreement, upon a termination of employment without Cause or for Good Reason (which Good Reason includes a Change of Control on or after the date of the December —, 2010 amendment) or as a result of death or Disability prior to July 31, 2012, you shall receive the salary and Benefits through the end of such term; with the cash portion being paid in a lump sum within thirty days of termination, subject to Section 26.  Additionally, the Employee will receive the cash retention bonus described this subsection (b) within 30 days of the date of termination, subject to Section 26.
(c) In order to induce Employee to remain in the employ of the Company from February 1, 2012 through July 31, 2012, he  may be entitled to a bonus on such date, the amount of which to be determined in the  sole discretion of the Compensation Committee in good faith based on Employee’s performance.

3.
For a period of 6 months following July 31, 2012 or, if earlier, 6 months following your resignation other than for Good Reason, you shall continue to be entitled to participate in the Company’s benefit plans (or comparable plans), at the Company’s expense, unless you, before the expiration of such period, become eligible for comparable coverage with a subsequent employer.

4.	Section 25 shall be modified and restated as follows:

Professional Fees.  The Company agrees to pay you in one lump sum personal accounting and legal fees relating to, and upon the execution of, the Amendment up to a maximum of $10,000 on an after tax basis.

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby.  This amendment shall be governed and construed under the laws of the State of New York.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ Harvey Schiller
Harvey Schiller
Chairman & CEO

Agreed to:

/s/ Jeff Nyweide
Jeff Nyweide

Date:	December 14, 2010